MARATHON ASSET MANAGEMENT LP

PROXY VOTING POLICIES AND PROCEDURES

December 2021

Policy Statement

These procedures apply to all Funds and other Client accounts for which the Adviser is responsible for voting proxies, including all limited partnerships, limited liability companies, Managed Accounts and other accounts for which it acts as investment adviser. From time to time, the Adviser is asked to vote on or otherwise consent to certain actions on behalf of a Client as holder of such investments. It is the Adviser’s general policy not to vote proxies for securities that are not held in a Client’s account at the time such proxy is received or on the vote date of such proxy. The Adviser will determine whether a proposal is in the best interests of its Clients and may take into account the following factors, among others: (i) whether the proposal was recommended by management and the Adviser’s opinion of management; (ii) whether the proposal acts to entrench existing management; and (iii) whether the proposal fairly compensates management for past and future performance.

This policy provides a framework for analysis and decision making, but does not address all potential issues. In voting proxies, the Adviser is guided by general fiduciary principles. The Adviser’s goal is to act prudently, solely in the best interest of the beneficial owners of the accounts it manages. The Adviser attempts to consider all aspects of its vote that could affect the value of the investment; and where the Adviser votes proxies, it will do so in the manner that it believes will be consistent with efforts to maximize shareholder values.

Voting of Proxies

Proxy material is promptly reviewed to evaluate the issues presented. Regularly recurring mattersare usually voted as recommended by the issuer’s board of directors or “management,” but there are many circumstances that might cause the Adviser to vote against such proposals. These mightinclude, among others, excessive compensation, unusual management stock options, preferential voting or “poison pills.” The Adviser will decide these issues on a case-by-case basis.

The Adviser may determine to abstain from voting a proxy or a specific proxy item when it concludes that the potential benefit of voting is outweighed by the cost, when the Adviser does notreceive a solicitation or enough information within a sufficient time prior to the proxy-voting deadline, or when it is not in the Client account’s best interest to vote. The Adviser shall cast ballots in a manner it believes to be consistent with the interests of the Fund or Client account andshall not subordinate Client interests to its own. When a Client has authorized the Adviser to voteproxies on its behalf, the Adviser will generally not accept instructions from the Client regarding how to vote proxies. If the Adviser exercises voting authority with respect to Client securities, theAdviser is required to adopt and implement written policies and procedures that are reasonably designed to ensure that the Adviser votes Client securities in a manner consistent with the best interests of such Client. (Rule 206(4)-6).

In certain situations, a Client’s investment strategy can impact voting determinations. For example, the Adviser may consider social issues when voting proxies for socially screened accounts and consider environmental issues when voting proxies for sustainability screened portfolios and accounts. The Adviser may also take social or environmental issues into account when voting proxies for portfolios and accounts that do not have social or sustainability screens if the Adviser believes that doing so is in the best interest of the relevant Client(s) and otherwise consistent with the Client’s best interest, applicable laws, and the Advisers’ duties, such as where material environmental or social risks may have economic ramifications for shareholders.

Proxy Advisory Firms

The Adviser does not currently rely on proxy advisory firms when voting proxies. To the extent that the Adviser engages one or more proxy advisory firms in the future, it will implement policiesregarding the engagement and review of such firms, including with respect to the identification and mitigation of conflicts.

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Conflicts of Interest

In furtherance of the Adviser’s goal to vote proxies in the best interests of Clients, the Adviser follows procedures designed to identify and address material conflicts that may arise between theAdviser’s interests and those of its Clients before voting proxies on behalf of such Clients.

Procedures for Identifying Conflicts of Interest.

The Adviser relies on the following to seek to identify conflicts of interest with respect to proxy voting:

•The Adviser shall monitor the potential for conflicts of interest on the part of the Adviser with respect to voting proxies on behalf of Client accounts as a result of personal relationships, significant Client relationships (those accounting for greaterthan 5% of annual revenues) or special circumstances that may arise during the conduct of the Adviser’s business.

•If the Adviser has a conflict of interest in voting proxies on behalf of Client accounts in respect of a specific issuer, the Compliance Officer or her designee shall maintain an up to date list of such issuers. The Adviser shall not vote proxiesrelating to issuers on such list on behalf of Client accounts until it has been determined that the conflict of interest is not material or a method for resolving such conflict of interest has been agreed upon and implemented, as described below.

Procedures for Assessing Materiality of Conflicts of Interest and for Addressing Material Conflicts of Interest.

The Compliance Officer or her designee will determine whether a conflict of interest is material. A conflict of interest will be considered material to the extent that it is determined that such conflicthas the potential to influence the Adviser’s decision- making in voting the proxy. A conflict of interest shall be deemed material in the event that the issuer that is the subject of the proxy or any executive officer of that issuer has a Client relationship with the Adviser of the type described above. All other materiality determinations will be based on an assessment of the particular facts and circumstances. The Compliance Officer or her designee shall maintain a written record of all materiality determinations.

If it is determined that a conflict of interest is not material, the Adviser may vote proxies notwithstanding the existence of the conflict.

If it is determined that a conflict of interest is material, one or more methods may be used to resolvethe conflict, including:

•disclosing the conflict to the Client and obtaining its consent before voting;

•suggesting to the Client that it engage another party to vote the proxy on its behalf;

•engaging a third party to recommend a vote with respect to the proxy based on application of the policies set forth herein; or

•such other method as is deemed appropriate under the circumstances, given the nature of the conflict.

The Adviser shall maintain a written record of the method used to resolve a material conflict of interest.

Recordkeeping

The Adviser shall maintain the following records relating to proxy voting:

•a copy of these policies and procedures;

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•a copy of each proxy form (as voted);

•a copy of each proxy solicitation (including proxy statements) and related materials with regard to each vote;

•documentation relating to the identification and resolution of conflicts of interest;

•any documents created by the Adviser that were material to a proxy voting decision or that memorialized the basis for that decision; and

•a copy of each written Client request for information on how the Adviser voted proxies on behalf of the Client, and a copy of any written response by the Adviser to any (written or oral) Client request for information on how the Adviser voted proxies on behalf of the requesting Client.

Such records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record, the first two years in the Adviser’s office.

In lieu of keeping copies of proxy statements, the Adviser may rely on proxy statements filed on the EDGAR system as well as on third party records of proxy statements and votes cast if the third party provides an undertaking to provide the documents promptly upon request.

The Compliance Officer or her designee shall review this policy on an annual basis and revise it as necessary.

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